Exhibit 99.1

Conference call and webcast to be held Thursday, August 13, 2015 at 5 p.m. Eastern

Bellicum Pharmaceuticals Provides Operational Update and Reports Financial Results for the Second Quarter Ended June 30, 2015

HOUSTON, TX - August 13, 2015 - Bellicum Pharmaceuticals, Inc. (Nasdaq: BLCM), a clinical stage biopharmaceutical company focused on discovering and developing novel cellular immunotherapies, today reported financial results for the second quarter of 2015, and provided an update on the Company's recent developments.

“Over the last six months, we made substantial progress across all of our controlled immunotherapy programs,” said Tom Farrell, President and CEO of Bellicum Pharmaceuticals. “In our lead BPX-501 clinical program, we have been pleased with the strong pace of patient recruitment into our BP-004 study. This study is evaluating pediatric patients with orphan genetic diseases or hematological cancers who undergo a haploidentical allogeneic hematopoietic stem cell transplant to attain a disease cure. We are assessing safety and the recovery of the immune system, and remain on track to present initial top-line results from approximately 40 patients in December of this year. BPX-501 is designed to address the clear medical need for a safer, more effective transplant option for patients who do not have a matched donor.”
Continued Mr. Farrell, “We also advanced our pipeline of CAR-T and TCR products and expect to file two INDs by the end of 2015, for BPX-701, our TCR product candidate for solid tumors, and BPX-601, our CAR-T product candidate for solid tumors overexpressing prostate stem cell antigen, or PSCA. We believe the broad utility of our proprietary cellular control technologies and their potential to provide greater levels of efficacy and safety will become increasingly important as the field evolves toward the treatment of solid tumors and additional antigen targets. We also continued to strengthen our leadership team and have identified and leased space for the build-out of facilities to enable in-house cell therapy manufacturing to supply clinical trials.”
Program Updates:

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BPX-501 on track for year-end read-out of initial data: The Company continued to enroll its Phase 1/2 clinical trials with BPX-501 in the allogeneic hematopoietic stem cell transplant (HSCT) setting. In the BP-004 trial, additional leading U.S. and European pediatric transplant centers have been initiated and the protocol has been amended to increase the study size to allow up to 90 patients. The open label dose escalation trial is evaluating whether BPX-501 T cells from a haploidentical donor, typically the child’s mother or father, administered following a T-depleted HSCT, are safe and can enhance immune reconstitution. To date, about half of the patients randomized into the trial have non-malignant inherited diseases, such as severe combined immunodeficiency (SCID), Wiskott-Aldrich Syndrome and beta thalassemia, all chronic life-long disorders for which HSCT is curative. The BPX-501 T cells contain the CaspaCIDe® safety switch for use in the event of GvHD, allowing the add-back of T cells in order to promote faster immune recovery and anti-viral activity after a T-depleted transplant procedure. The Company expects to report initial top-line data from ongoing clinical trials in the HCST setting in December 2015.

In July 2015, the intellectual property for BPX-501 was strengthened with a U.S. method of use patent issued to Baylor College of Medicine. The patent, licensed exclusively to Bellicum, is scheduled to expire in 2031.

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DOTTI trial data published in BLOOD highlight safety, effectiveness of CaspaCIDe®-enabled T cell add-back: Clinical results from an investigator-initiated 12-patient trial demonstrated that infusing haploidentical donor T cells containing the CaspaCIDe® safety switch, following a T-depleted haplo-HSCT, led to improved immune reconstitution and infection control. The trial data also showed that when GvHD occurs, it can be rapidly controlled and eliminated by removing alloreactive cells in vivo, and that the productive, anti-viral and anti-cancer cells remain, repopulate and maintain immunity. The trial results were simultaneously published in BLOOD and featured as a late-breaking oral presentation at the American Society of Gene and Cell Therapy (ASGCT) annual meeting in May 2015.

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BPX-601 is progressing ahead of schedule: The Company’s first GoCAR-T™ product candidate, containing the proprietary inducible MC (MyD88/CD40) activation switch, designed to treat solid tumors overexpressing prostate stem cell antigen, or PSCA, is progressing ahead of schedule and we now expect to file an IND for the initial indication of pancreatic cancer by the end of 2015. Previous guidance was for initiation of clinical trials in the second half of 2016. In addition to pancreatic cancer, PSCA is also expressed in prostate, ovarian, bladder, esophageal and gastric cancers.

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BPX-701 moves toward clinic: Bellicum continued to advance development of its next-generation, proprietary T cell receptor (TCR) product candidate designed to target solid tumors expressing the preferentially-expressed antigen in melanoma, or PRAME. The Company licensed the technology to develop, manufacture and commercialize high-affinity TCR product candidates against PRAME and an additional target from Leiden University Medical Center in April. Bellicum has identified clinical sites for its BPX-701 CaspaCIDe®-enabled TCR product candidate and expects to file an IND by the end of 2015. The Company is planning to initially develop this product candidate for the indications of PRAME-expressing sarcomas and uveal melanoma.

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BPX-401 progressing on track: BPX-401, a CIDeCAR™ product candidate constructed with Bellicum’s proprietary MC co-stimulatory domain and the CaspaCIDe® safety switch, is designed to target blood cancers expressing CD19, including potential indications of acute lymphocytic leukemia, chronic lymphocytic leukemia, and certain non-Hodgkin’s lymphomas. BPX-401 is expected to enter the clinic in the first half of 2016.

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American Society of Clinical Oncology Annual Meeting (ASCO) data highlights potent anti-tumor effects of MC co-stimulatory domain: Bellicum’s poster presentation at ASCO highlighted results from two preclinical studies that evaluated the in vivo tumor-killing abilities of its CIDeCAR cells. The studies showed that MC co-stimulation increased T cell proliferation and enhanced efficacy in lymphoma and solid tumor models in vivo compared to CAR T cells that included the more commonly utilized co-stimulatory molecule CD28. Bellicum’s CD19-targeted CIDeCAR (BPX-401) elicited dose-dependent elevation of cytokines, analogous to cytokine release syndrome, but cytokine levels were rapidly normalized upon administration of rimiducid, safely and without loss of tumor control.

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BPX-201 program to discontinue after current study concludes: Based on the prioritization of our other pipeline opportunities, the Company no longer intends to progress its BPX-201 vaccine into additional studies after the conclusion of the ongoing Phase 1 trial.

Corporate Updates:

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Expansion of facilities to bring manufacturing of U.S. clinical supply in-house: Bellicum leased an additional 27,000 square feet at its corporate headquarters for the manufacture of BPX-501 for clinical studies and to support the development of its expanding pipeline of TCR and CAR-T adoptive cell therapy product candidates.

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Strengthened board of directors and management team: In July 2015, Bellicum added Stephen R. Davis, currently the interim Chief Executive Officer of ACADIA Pharmaceuticals, to its Board of Directors. The Company has also recruited three experienced executives to its management team: Scott Cullison joined as Vice President, Commercial Planning and Program Management, Anne Frese as Vice President, Human Resources, and Steve Toler as Vice President, Pharmaceutical Development.

Second Quarter and Six Months Ended June 30, 2015 Financial Results:

Bellicum reported a net loss of $10.5 million for the second quarter of 2015 and $18.3 million for the six months ended June 30, 2015, compared to a net loss of $3.3 million and $5.6 million for the comparable periods in 2014. The results included non-cash, stock-based compensation charges of $2.1 million and $3.6 million for the second quarter and six months ended June 30, 2015 and $0.1 million and $0.2 million for the comparable periods in 2014. As of June 30, 2015, cash and investments totaled $172.6 million.
Grant revenues were $0.1 million and $0.2 million for the three and six months ended June 30, 2015, respectively, and $0.6 million and $1.1 million during the comparable periods in 2014. The decrease in grant revenues was primarily due to the June 2014 expiration of the Company’s grant award from the Cancer Prevention and Research Institute of Texas.

Research and development expenses in the second quarter of 2015 were $8.0 million and $13.7 million, respectively, for the three and six months ended June 30, 2015, compared to $3.2 million and $5.6 million during the comparable periods in 2014. The higher expenses in the 2015 periods were primarily due to an increase in manufacturing and clinical expenses as a result of increased patient enrollment in our BPX-501 clinical trials, increased expenses for the IND enabling activities on the Company’s CAR-T and TCR product candidates and increased personnel and infrastructure costs.
General and administrative expenses in the second quarter of 2015 were $2.8 million and $5.0 million, respectively, for the three and six months ended June 30, 2015, compared to $0.6 million and $1.0 million during the comparable periods in 2014. The increased G&A expenses were due to the growth of the organization and the costs associated with operating as a public company.

Conference Call and Webcast:
Bellicum management will host a webcast and conference call at 5:00 p.m. Eastern today to discuss the financial results. To access the call, participants should dial (855) 779-9069 (U.S. domestic) and (631) 485-4863 (international) at least 10 minutes prior to the start of the call, using Conference ID number 92664473. The event will be webcast live and can also be accessed in the Events & Presentations section of bellicum.com. An archived version of the webcast will also be available for replay in the Investor and Media section of our website for at least two weeks following the call.
About Bellicum Pharmaceuticals

Bellicum is a clinical stage biopharmaceutical company focused on discovering and developing novel cellular immunotherapies for various forms of cancer, including hematological cancers and solid tumors, as well as orphan inherited blood disorders. The Company is using its proprietary Chemical Induction of Dimerization, or CID, technology platform to engineer and control components of the immune system in real time. Bellicum is developing next-generation product candidates in some of the most important areas of cellular immunotherapy, including hematopoietic stem cell transplantation, or HSCT, CAR T cell therapy, and dendritic cell vaccines. More information can be found at www.bellicum.com.

*CaspaCIDe® and DeCIDe® are trademarks registered with the U.S. Patent and Trademark Office. CIDeCAR™ and GoCAR-T™ are trademarks of Bellicum Pharmaceuticals.

Forward-Looking Statement

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Bellicum may, in some cases, use terms such as "predicts," "believes," "potential," "proposed," "continue," “designed,” "estimates," "anticipates," "expects," "plans," "intends," "may," "could," "might," "will," "should" or other words that convey uncertainty of future events or outcomes to identify these forward-

looking statements. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: the timing of our clinical trials, including the rate and progress of enrollment in such trials, our research and development activities and expenses relating to BPX-501, BPX-401, BPX-601, BPX-701, BPX-201, CaspaCIDe, DeCIDe and GoCAR-T and the potential applications and effectiveness of our product candidates, including as compared to other treatment options. Various factors may cause differences between Bellicum’s expectations and actual results as discussed in greater detail under the heading “Risk Factors” in Bellicum’s filings with the Securities and Exchange Commission, including without limitation our annual report on Form 10-K for the year ended December 31, 2014 and our Report on Form 10-Q for the quarter ended June 30, 2015. Any forward-looking statements that Bellicum makes in this press release speak only as of the date of this press release. Bellicum assumes no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

CONTACTS
Investors:
Alan Musso, CFO
Bellicum Pharmaceuticals
832-384-1116
amusso@bellicum.com
or
Media:
Brad Miles
BMC Communications
646-513-3125
bmiles@bmccommunications.com

BELLICUM PHARMACEUTICALS, INC.
Unaudited Condensed Balance Sheets
(in thousands)
			June 30,	December 31,
			2015	2014
Current Assets:
Cash and cash equivalents			$101,646	$191,602
Investment securities, available-for-sale			17,649	—
Receivables and other current assets			2,644	1,620

Non-Current Assets:
Investment securities, available-for-sale, long-term			53,270	—
Property and equipment, net			4,798	2,427
Other assets, net			230	145
Total assets			$180,237	$195,794

Current Liabilities:
Accounts payable and other accrued liabilities			$2,568	$3,372
Other current liabilities			406	264

Long-Term Liabilities:
Other liabilities, net of current portion			254	522

Total Stockholders' Equity			177,009	191,636
Total liabilities and stockholders' equity			$180,237	$195,794

BELLICUM PHARMACEUTICALS, INC.
Unaudited Condensed Statements of Operations
(in thousands, except share and per share amounts)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Grant Revenues	$84	$554	$191	$1,106

Operating Expenses:
Research and development	8,012	3,235	13,730	5,624
General and administrative	2,777	592	4,974	1,032
Total operating expenses	10,789	3,827	18,704	6,656
Operating loss	(10,705)	(3,273)	(18,513)	(5,550)

Interest income (expense), net	171	(8)	221	(21)
Net Loss	$(10,534)	$(3,281)	$(18,292)	$(5,571)
Preferred stock dividends	—	(564)	—	(1,104)
Net loss attributable to common shareholders	$(10,534)	$(3,845)	$(18,292)	$(6,675)

Net loss per share attributable to common
shareholders, basic and diluted	$(0.40)	$(1.81)	$(0.70)	$(3.35)
Weighted average common shares outstanding, basic and diluted	26,268,610	2,119,518	26,264,025	1,992,142

Net loss	$(10,534)	$(3,281)	$(18,292)	$(5,571)
Other comprehensive loss:
Unrealized loss on investment securities	(204)	—	(204)	—
Comprehensive loss	$(10,738)	$(3,281)	$(18,496)	$(5,571)